FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

       Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

                  Paulson Capital Corp.
                  811 SW Naito Parkway, Suite 200
                  Portland, OR 97204

2.   Date of Event Requiring Statement (Month/Day/Year)

                   1/2/2002

3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

                  N/A

4.   Issuer Name and Ticker or Trading Symbol

                  MEDINEX SYSTEMS, INC.  (MDNX.OB)

5.   Relationship of Reporting Person(s) to Issuer  (Check All Applicable)

                  / /    Director
                  / /    Officer (give title below)
                  /X/    10% Owner
                  / /    Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

                  /X/    Form filed by One Reporting Person
                  / /    Form filed by More than One Reporting Person


                                      Table 1 -- Non-Derivative Securities Beneficially Owned
-------------------------------- --------------------------------- ------------------------------- ---------------------------
1. Title of Security (Instr. 4)  2. Amount of Securities           3.  Ownership Form: Direct      4. Nature of Indirect
                                    Beneficially Owned (Instr. 4)      (D) or Indirect (I)            Beneficial Ownership
                                                                       (Instr. 5)                     (Instr. 5)
-------------------------------- --------------------------------- ------------------------------- ---------------------------
Common Stock                                 2,100,000                            D (1)
-------------------------------- --------------------------------- ------------------------------- ---------------------------


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



 Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative               2. Date Exercisable      3. Title and Amount of   4. Converstion 5. Ownership    6. Nature of
   Security (Instr. 4)                  and Expiration Date      Securities               or             Form of         Indirect
                                        (Month/Day/Year)         Underlying               Exercise       Derivative      Beneficial
                                                                 Derivative Security      Price of       Security:       Ownership
                                                                 (Instr. 4)               Derivative     Direct (D)      (Instr. 5)
                                                                                          Security       or Indirect
                                                                                                         (I) (Instr.
                                                                                                         5)
                                     ------------------------ ------------------------
                                     Date         Expiration     Title      Amount
                                     Exercisable  Date                      or
                                                                            Number
                                                                            of Shares
------------------------------------- ------------ ----------- ------------- ---------- --------------- -------------- ------------
Warrants (right to buy)                1/31/02      1/31/05    Common Stock   210,000         $.23           D(1)
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

Explanation of Reponses:
(1) The securities are held by Paulson Investment Company, Inc., a wholly owned subsidiary of reporting person.


                        /s/ CHESTER L.F. PAULSON               January 31, 2002
                        -------------------------------------  ----------------
                        * Signature of Reporting Person              Date
                          Paulson Capital Corp. By
                            Chester L.F. Paulson